Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com

News Release

For immediate release:

Contact:	(Investors)	(Media)
	Eric Cremers	Mark Benson
	509.835.1521	509.835.1513

Potlatch Reports First Quarter 2011 Results

SPOKANE, Wash — April 26, 2011 — Potlatch Corporation (NASDAQ:PCH) today reported financial results for the first quarter ended March 31, 2011.

“The year is off to a good start in each of our business segments” said Michael Covey, chairman, president and chief executive officer of Potlatch Corporation. “Favorable logging conditions in Idaho allowed our Resource segment to roll forward some of our planned harvest for the year, in order to capture better than anticipated pricing. Our Wood Products segment benefitted from relatively strong lumber prices in January and February, though prices have recently softened. Our Real Estate segment had another solid quarter, completing the first of three phases of a non-strategic and rural real estate land sales transaction in Idaho along with a continued steady flow of other HBU and rural recreational land sales,” concluded Mr. Covey.

Q1 2011 FINANCIAL SUMMARY

•	Total consolidated revenues increased 16 percent from $105.4 million in Q1 2010 to $122.2 million in Q1 2011.

•	Net earnings for the quarter were $7.7 million, or $0.19 per diluted common share, compared to $1.2 million, or $0.03 per diluted common share for Q1 2010.

•	Q1 2010 earnings included a $3.0 million after-tax charge, or $0.07 per share, related to health care reform legislation passed in Q1 2010.

•	Cash provided by operating activities from continuing operations was $20.2 million for Q1 2011 compared to $11.9 million for Q1 2010.

Q1 2011 BUSINESS PERFORMANCE

Resource

Resource segment revenues increased 15 percent from $44.8 million in Q1 2010 to $51.6 million in Q1 2011. Operating income for the segment was $14.1 million, compared to $12.8 million in Q4 2010 and $9.9 million in Q1 2010. Q1 2010 results include Wisconsin operations which were sold in the second half of 2010.

Northern Region

•	Total fee harvest volume for Q1 2011 increased 10 percent over Q4 2010 and 6 percent over Q1 2010.

•

Sawlog volume increased 1 percent in Q1 2011 over Q4 2010, primarily as a result of favorable Q1 2011 logging conditions in Idaho that allowed the company to modestly accelerate harvest levels to capture stronger pricing opportunities for mixed sawlogs. Sawlog prices decreased 2 percent sequentially, primarily due to an unfavorable cedar product mix in Q1 2011.

•

Sawlog volume and pricing increased 12 percent and 16 percent, respectively, in Q1 2011 over Q1 2010. Volumes were higher due to improved customer demand as well as favorable logging conditions in Idaho in Q1 2011 versus Q1 2010, while prices were higher due to stronger customer demand, primarily in Idaho.

•

Pulpwood volume increased 36 percent in Q1 2011 over Q4 2010, while overall sales prices remained level. As is typical, the first quarter is Minnesota’s highest volume production quarter due to seasonal factors.

•

Pulpwood volume decreased 14 percent comparing Q1 2011 to Q1 2010, primarily due to the inclusion of Wisconsin harvests in the Q1 2010 results. Excluding the impact of the Wisconsin harvest in Q1 2010, pulpwood harvest volume increased 13 percent. Pulpwood prices increased 4 percent in Q1 2011 versus Q1 2010, primarily due to increased customer demand in both Minnesota and Idaho.

Southern Region

•	Total fee harvest volume decreased 9 percent in Q1 2011 from Q4 2010 and increased 4 percent over Q1 2010.

•

Sawlog volume and pricing decreased 9 percent and 2 percent, respectively, in Q1 2011 from Q4 2010, primarily due to weaker demand. Log inventories were relatively high due to the extremely dry weather in the South which resulted in favorable logging conditions.

•	Sawlog volume and pricing increased 4 percent and 1 percent, respectively, in Q1 2011 compared to Q1 2010, primarily due to a slight improvement in demand.

•	Pulpwood volume and pricing decreased 10 percent and 5 percent, respectively, in Q1 2011 from Q4 2010, primarily due to weaker demand as a result of full customer inventories.

•

Pulpwood volume increased 4 percent in Q1 2011 over Q1 2010, primarily due to the favorable logging conditions mentioned above, while sales prices decreased 10 percent due to extremely wet weather in the 2010 period that affected logging and resulted in relatively high prices in Q1 2010.

Real Estate

Real Estate segment revenues increased from $3.4 million in Q1 2010 to $13.0 million in Q1 2011. Operating income for the segment was $8.4 million in Q1 2011 compared to $13.6 million in Q4 2010 and $1.9 million in Q1 2010. The first phase of a non-strategic and rural real estate sale in Idaho occurred during Q1 2011. This phase of the sale was 5,907 acres resulting in revenue from the sale of $9.0 million. The Q4 2010 results include the sale of 47,702 acres of non-strategic land in Wisconsin and Arkansas. There continues to be steady demand for our real estate, as we closed a total of 30 rural recreational, HBU and non-strategic timberland transactions in Q1 2011.

Wood Products

Wood Products segment revenues increased 1 percent from $67.8 million in Q1 2010 to $68.5 million in Q1 2011. The segment reported operating income of $2.9 million in Q1 2011 compared to an operating loss of $3.4 million in Q4 2010 and operating income of $5.2 million in Q1 2010. Higher sales prices in Q1 2011 and a negative mark to market adjustment related to lumber hedges in Q4 2010 were the primary factors of the improved operating results between Q1 2011 and Q4 2010. Higher log costs in Idaho and the Lake States in Q1 2011 were the primary reason for the decrease in operating income from Q1 2010.

•	Lumber sales prices in Q1 2011 increased 9 percent and 1 percent over Q4 2010 and Q1 2010, respectively.

•	Lumber shipments in Q1 2011 decreased 1 percent and 2 percent from Q4 2010 and Q1 2010, respectively.

•	In Q1 2011, the segment recorded a $0.6 million benefit from a lumber hedge entered into in October 2010, compared to a $2.9 million charge in Q4 2010.

Corporate

Corporate expenses, including interest expense, were $16.6 million in Q1 2011 compared to $17.7 million in Q4 2010 and $13.1 million in Q1 2010. Included in the Q1 2011 corporate expense is a non-cash charge of $2.3 million for a mark to market adjustment for company stock in our deferred compensation plans, and a $1.2 million non-cash charge for deferred costs related to the reduction in our revolving credit facility. The Q4 2010 expenses include a $4.1 million charge for environmental remediation at Avery Landing.

Dividend Distribution

During the first quarter, Potlatch paid a regular quarterly cash distribution on the company’s common stock of $0.51 per share.

OUTLOOK

“With housing starts expected to show only modest improvement during the year, business conditions for both our Resource and Wood Products segments are likely to continue to be somewhat challenging. However, U.S. log exports to China continue to grow and domestic repair and remodel activities are expected to increase, which will act as a counterbalance to continued lower housing starts. At this time, we still expect our 2011 harvest to be approximately 4.2 million tons. In our Wood Products business, we expect lumber prices to remain soft for the remainder of the year, but we expect the segment to remain cash flow positive each quarter. Regarding our Real Estate segment, we expect another good year as demand and interest in non-strategic timberlands and rural recreational real estate continues to be relatively stable. We have two additional phases of the Idaho land sale that will occur this year which will positively affect results for the segment. Our balance sheet remains strong with $80.8 million in cash and short-term investments, and we have no debt maturities for the rest of the year,” concluded Mr. Covey.

CONFERENCE CALL INFORMATION

A live conference call and webcast will be held today, April 26, 2010, at 9 a.m. Pacific Time (noon Eastern Time). Those interested may access the webcast at ir.potlatchcorp.com and conference call by dialing 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 56347130. Supplemental materials that will be discussed during the call are available on the website.

For those unable to participate in the call, an archived recording will be available through the Potlatch Corporation website at ir.potlatchcorp.com for approximately one year following the conference call. A telephone replay of the conference call will be available until May 3, 2011, by calling 1-800-642-1687 for U.S./Canada or 1-706-645-9291 for international callers. Callers must enter conference I.D. number 56347130 to access the replay.

ABOUT POTLATCH

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.5 million acres of timberland in Arkansas, Idaho and Minnesota. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about our expectations regarding future company performance, direction of markets, housing starts, business conditions in our Resource and Wood Products segments, log exports to China, domestic repair and remodel activities, our 2011 harvest levels, lumber pricing, performance of Wood Products segment, the demand and interest in non-strategic timberlands and rural recreational real estate and HBU lands and closing of two more phases of Idaho land sale. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company’s lands; changes in timber prices; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in China demand; changes in tariffs, quotas and trade agreements involving wood products; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; performance of agreements to purchase Idaho land; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

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Potlatch Corporation

Consolidated Condensed Statements of Operations

Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended March 31,
	2011	2010
Revenues	$122,233	$105,418

Costs and expenses:
Cost of goods sold	93,148	85,494
Selling, general and administrative expenses	11,927	8,445

	105,075	93,939

Earnings from continuing operations before interest and taxes	17,158	11,479
Interest expense, net	(7,879)	(7,088)

Earnings from continuing operations before taxes	9,279	4,391
Income tax provision	(1,583)	(3,007)

Earnings from continuing operations	$7,696	$1,384

Discontinued operations, net of tax	—	(189)

Net earnings	$7,696	$1,195

Earnings per common share from continuing operations
Basic	$0.19	$0.03
Diluted	0.19	0.03
Loss per common share from discontinued operations
Basic	$—	$—
Diluted	—	—
Net earnings per common share:
Basic	$0.19	$0.03
Diluted	0.19	0.03
Average shares outstanding (in thousands):
Basic	40,078	39,887
Diluted	40,293	40,100

Potlatch Corporation

Consolidated Condensed Balance Sheets

Unaudited (Dollars in thousands, except per-share amounts)

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash	$6,589	$5,593
Short-term investments	74,185	85,249
Receivables, net	20,507	21,278
Inventories	21,841	24,375
Other assets	21,737	25,299

Total current assets	144,859	161,794
Property, plant and equipment, net	65,640	67,174
Timber and timberlands, net	473,068	475,578
Deferred tax assets	46,828	49,054
Other assets	27,019	28,111

	$757,414	$781,711

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments on long-term debt	$16,511	$5,011
Accounts payable and accrued liabilities	62,484	61,021

Total current liabilities	78,995	66,032
Long-term debt	346,627	363,485
Liability for pensions and other postretirement employee benefits	118,281	129,124
Other long-term obligations	21,316	18,631
Stockholders’ equity	192,195	204,439

	$757,414	$781,711

Stockholders’ equity per common share	$4.79	$5.11
Working capital	$65,864	$95,762
Current ratio	1.8:1	2.5:1

Potlatch Corporation

Consolidated Condensed Statements of Cash Flows

Unaudited (Dollars in thousands)

	Three Months Ended March 31,
	2011	2010
Cash Flows From Continuing Operations
Net earnings	$7,696	$1,195
Adjustments to reconcile net earnings to net operating cash flows from continuing operations:
Depreciation, depletion and amortization	8,666	7,138
Basis of real estate sold	3,615	568
Change in deferred taxes	1,589	3,621
Gain on disposition of property, plant and equipment	(34)	(686)
Employee benefit plans	2,608	(1,553)
Loss from discontinued operations	—	189
Other, net	950	886
Funding of qualified pension plans	(9,400)	—
Working capital changes	4,531	587

Net cash provided by operating activities from continuing operations	20,221	11,945

Cash Flows From Investing
Decrease in short-term investments	11,064	13,161
Additions to property, plant and equipment	(1,000)	(1,038)
Additions to timber and timberlands	(2,131)	(1,516)
Proceeds from disposition of property, plant and equipment	112	1,700
Other, net	38	(629)

Net cash provided by investing activities from continuing operations	8,083	11,678

Cash Flows From Financing
Change in book overdrafts	(19)	(818)
Issuance of common stock	185	838
Change in long-term debt	(5,000)	73
Distributions to common stockholders	(20,468)	(20,366)
Deferred financing costs	(325)	—
Employee tax withholdings on equity-based compensation	(1,605)	(1,967)
Other, net	(76)	(77)

Net cash used for financing activities from continuing operations	(27,308)	(22,317)

Cash flows provided by continuing operations	996	1,306
Cash flows used for discontinued operations:	—	(461)

Increase in cash	996	845
Cash at beginning of period	5,593	1,532

Cash at end of period	$6,589	$2,377

Potlatch Corporation

Highlights

Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended March 31,
	2011	2010
Cash distributions per common share	$0.51	$0.51

Segment Information

Unaudited (Dollars in thousands)

	Three Months Ended March 31,
	2011	2010
Revenues
Resource	$51,552	$44,813
Real Estate	12,981	3,447
Wood Products	68,472	67,769

	133,005	116,029
Intersegment revenues	(10,772)	(10,611)

Total consolidated revenues	$122,233	$105,418

Operating income
Resource	$14,061	$9,921
Real Estate	8,366	1,898
Wood Products	2,894	5,228
Eliminations and adjustments	545	437

	25,866	17,484
Corporate	(16,587)	(13,093)

Earnings from continuing operations before taxes	$9,279	$4,391